Exhibit 99.1

The Joint Ministerial Council of the JDZ Between Nigeria and Sao Tome and Principe Acknowledges ERHC's Option Selections

    HOUSTON--(BUSINESS WIRE)--April 26, 2004--Environmental Remediation Holding Corporation ("ERHC") (OTCBB:ERHC) is pleased to announce that, at meetings on April 23 and 24, 2004, the Joint Ministerial Council ("JMC") of the Joint Development Zone between Nigeria and Sao Tome ("JDZ") acknowledged the Company's option selections for award of interests pursuant to the exercise of rights under the April 7, 2003 Administration Agreement.
    Mr. Chude Mba, president of ERHC said: "ERHC is delighted that the JMC has now acknowledged ERHC's option selections for award of interests. We look forward to the meeting of the JMC in three weeks' time when it is expected that the JMC would award the remaining interests in the blocks in the JDZ or will clarify its position on the award of interests in these blocks. We are also delighted that the 2003 JDZ Licensing Round appears to be nearing completion. This will have been a major success for the governments and citizens of both Nigeria and Sao Tome & Principe."
    The full text of the Press Statement released by the JMC at the close of its meeting is as follows:


                            PRESS STATEMENT

The Joint Ministerial Council (JMC) of the Nigeria-Sao Tome and
Principe Joint Development Authority (JDA) met in Abuja on the 23rd and 24th of April 2004.

    2. During the Meeting, the JMC deliberated amongst other things on the results of the 2003 JDZ Licensing Round.

    3. The JMC noted the exercise of options by ExxonMobil and ERHC based on their respective Settlement Agreement with the Democratic Republic of Sao Tome and Principe (DRSTP).

    4. Subsequent to its deliberation, the JMC has approved the results of the 2003 JDZ Licensing Round for Block 1 as follows:

          Chevron Texaco;      51%
          ExxonMobil;          40%
          EER;                  9%

       The JMC also approved Chevron as operator for the block.

    5. The JMC will deliberate further on the results for the other blocks and decisions will be communicated in due course.

    6. The JMC also approved the 2004 Budget for the JDA.

    7. The next meeting of the JMC will hold in Sao Tome in 3 weeks' time.


       Abuja, 24 April 2004

       End of Press Statement


   This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this release, these forward-looking statements are subject to risks and uncertainties, including government regulation, competition, capital resources, general economic conditions, and other risks detailed in ERHC's SEC reports. These forward-looking statements can be identified by the use of terminology such as "intends," "may," "will," "should," "could," "expects," and "plans." Forward-looking statements in this release include the ability of ERHC to exploit its oil and gas exploration concession in Sao Tome and its ability to locate, acquire and develop high potential oil and gas prospects.


    CONTACT: ERHC, Houston
             John Coleman, 713-626-4700
             or
             Ward Creative Communications, Houston
             Mickey Gentry, 713-869-0707